Appendix (A) Code of Ethics

MDCapital Management LLC

CODE OF ETHICS

Middleton Dickinson Capital Management, LLC (“MD Cap”) is a federally registered investment adviser with the Securities and Exchange Commission (“SEC”).

MD Cap has adopted the policies and procedures set forth in this Code of Ethics (“Code”) which governs the activities of each member, manager, officer, and employee of MD Cap. The Code is to be reviewed and approved at least annually by the Chief Compliance Officer or their designee and copies of each version are to be preserved for at least five years. It is intended to be utilized by all MD Cap personnel in the conduct of the firm’s business.

This Code of Ethics has been reviewed and approved by:

Debra Middleton – Chief Compliance Office January 2015

By signing below, I am attesting to reading and understanding MD Cap’s Code of Ethics as presented in this document. I further acknowledge that I have had the opportunity to discuss any questions I have regarding the contents of this Code of Ethics with MD Cap’s Chief Compliance Officer.

I HAVE READ MD CAP’S CODE OF ETHICS

Access Person Signature	Date

Printed Name	CCO	Date

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Introduction

SEC Rule 204A-1 of the Investment Advisers Act of 1940 (and as amended – the “Act”) requires every investment adviser that is registered, or required to be registered, under Section 203 of the Act to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

Business Conduct Standard. A standard (or standards) of business conduct that the adviser requires of each person supervised by them, which standard must reflect the adviser’s fiduciary obligations and those of its supervised persons;
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•	Compliance with Applicable Law. Provisions requiring the supervised persons to comply with applicable federal securities laws;

•	Securities Holdings and Transactions Report. Provisions that require all access person to report, and the firm to review, their personal securities transactions and holdings periodically as provided in the Rule;

•	Required Reporting of Violations. Provisions requiring supervised persons to report any violations of the code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons designated in the code of ethics; and

•	Distribution and Acknowledgement. Provisions requiring the firm to provide each supervised person with a copy of the code of ethics and any amendments, and requiring the supervised persons to provide the firm with a written acknowledgment of their receipt of the code and any amendments via the annual certification.

Although an adviser’s code of ethics must contain the minimum provisions outlined above, Rule 204A-1 provides an adviser with flexibility in designing an individualized code that best fits the “structure, size and nature of” the adviser’s business. The SEC expects, however, that an adviser’s code impress upon its employees the value the adviser places on ethical conduct.

At Middleton Dickinson Capital Management LLC, (“MD Cap”), the firm and each of its employees has a fiduciary obligation to its clients to protect the confidentiality of all proprietary, sensitive, or other confidential information communicated by clients. Because of this responsibility, MD Cap and its employees must always maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between MD Cap, its employees, and its clients. In addition, each access person must take personal responsibility to report promptly to the Chief Compliance Officer any suspected violations of this Code of Ethics where applicable.

The Chief Compliance Officer is responsible for overseeing the Code of Ethics where applicable, providing any revisions and implementing its provisions. This oversight shall include the following:

•	Reviewing access persons personal securities reports - Quarterly review

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•	Assessing whether access person are following required internal procedures
•	Evaluating transactions to identify any prohibited practices
•	Assessing relative performance of personal accounts vs. customer accounts.

MD Cap is also required to include in its Form ADV Part 2 a reference to this Code of Ethics, and that a copy of the Code of Ethics will be delivered to the recipient of Form ADV Part 2 upon a request addressed to the Chief Compliance Officer or designee.

1.	In General

1.1.	Standards of Business Conduct

Federal and state securities laws and regulations make it clear that registered investment advisers and their access person have a fiduciary duty to their clients with respect to the advice and management services they provide. This is often expressed as the “prudent man rule.” A fiduciary is to approach their client’s affairs with the same prudence as would be used in the management of their own. Fiduciaries are expected to place the interests of the client before their own and must avoid actual and apparent conflicts of interest. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision.

Political activity for MD Cap means we are interested in good government and encourages you to support the candidate or party of your choice both through service and financial support. However, any affiliation with a candidate or party that suggests MD Cap supports the candidate or party is strictly prohibited. You may not use MD Cap or its property for political purposes, nor may you use the name of MD Cap to further any political cause or candidate.

1.2.	Compliance with Securities Laws is Mandatory

Federal and state antifraud statutes set forth a number of basic principles which underpin the enforcement of ethical principles in adviser administration. Thus neither an adviser nor any access person may:

•	Employ any device, scheme or artifice to defraud a client;
•	Make any untrue statement of material fact or material omission in communications to clients or the public; or
•	Engage in any act, manipulative practice or course of business that operates or would operate as a fraud or deceit upon a client.

Non-compliance with the provisions of this Code of Ethics where applicable will not be tolerated, and may result in termination of the access person upon proper notification.

1.3.	Ethics Requirements Under State Securities Laws

Since MD Cap is federally registered with the SEC, it will comply with the Code of Ethics requirements under SEC Rule 204A-1. The legal regulatory structure does not require every adviser to be state registered. However, state “anti-fraud” and ethics laws and regulations continue to apply to each adviser doing business in the state. Accordingly, attention needs to be paid to the ethics requirements of each state where MD Cap is doing business.

State securities administrators have their own code of ethics. In April 2004, and September 2005, the North American Security Administrators Association (“NASAA”) amended its Model Rule titled, “Statement of Policy Concerning Unethical Business Practices of Investment Advisers, Investment Adviser Representatives, and Federal Covered Advisers” (“Statement”) that was first adopted in April 1997. The Statement is used by a number of state securities administrators in

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evaluating the ethics of regulated advisers. The Statement identifies a number of specific practices which the state administrators define as unethical, including:

•	Recommending to a client to whom supervisory, management or consulting services are provided the purchase, sale or exchange of any security without reasonable grounds to believe that the recommendation is suitable for the client on the basis of information furnished by the client after reasonable inquiry concerning the client's investment objectives, financial situation and needs, and any other information known by the investment adviser.

•	Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client within ten (10) business days after the date of the first transaction placed pursuant to oral discretionary authority, unless the discretionary power relates solely to the price at which, or the time when, an order involving a definite amount of a specified security shall be executed, or both.

•	Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third-party trading authorization from the client.

•	Borrowing money or securities from a client unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds.

•	Loaning money to a client unless the investment adviser is a financial institution engaged in the business of loaning funds or the client is an affiliate of the investment adviser.

•	To misrepresent to any advisory client, or prospective advisory client, the qualifications of the investment adviser or any access persons of the investment adviser, or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit to state a material fact necessary to make the statements made regarding qualifications, services or fees, in light of the circumstances under which they are made, not misleading.

•	Providing a report or recommendation to any advisory client prepared by someone other than the adviser without disclosing that fact. (This prohibition does not apply to a situation where the adviser uses published research reports or statistical analyses to render advice or where an adviser orders such a report in the normal course of providing service.)

•	Charging a client an unreasonable advisory fee.

•	Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the adviser or any of its access persons which could reasonably be expected to impair the rendering of unbiased and objective advice including:

•	compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; and
•	charging a client an advisory fee for rendering advice when a commission for executing securities transactions pursuant to such advice will be received by the adviser or its access persons.

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•	Guaranteeing to a client that a specific result will be achieved (gain or no loss) with advice which will be rendered.

•	Publishing, circulating or distributing any advertisement which does not comply with Rule 206 (4)-1 under the Investment Advisers Act of 1940.

•	Disclosing the identity, affairs, or investments of any client unless required by law to do so, or unless consented to by the client.

•	Taking any action, directly or indirectly, with respect to those securities or funds in which any client has any beneficial interest, where the investment adviser has custody or possession of such securities or funds when the adviser's action is subject to and does not comply with the requirements of Rule 102(e)(1)-1 and any subsequent amendments.

The conduct set forth above is not inclusive, and the complete document is available from MD Cap’s Chief Compliance Officer. Engaging in other conduct such as non-disclosure, incomplete disclosure, or deceptive practices shall also be deemed an unethical business practice. The federal statutory and regulatory provisions referenced herein shall apply to all investment adviser representatives of MD Cap to the extent permitted by the National Securities Markets Improvement Act of 1996 (Pub. L. No. 104-290).

2.	Reporting Personal Securities Transactions

The SEC Rules require reporting and monitoring of the investment activities of the firm’s access persons. When investment advisory personnel invest for their own accounts, conflicts of interest may arise between the client’s and the access person’s interests. The reporting regulations are designed to deter problem activity and to create a “level playing field.”

MD Cap must maintain a record of all transactions in reportable securities in which an access person has a “direct or indirect beneficial interest.” (See Section 2.3). Within 10 days upon hire or upon becoming an access person, and quarterly (within 30 days after the end of the quarter), thereafter and upon opening or closing any account(s). The employee must also provide their holdings in any covered securities in which they have a beneficial interest. The holdings reports must be current as of a date not more than 45 days prior to date the individual is hired or becomes an access person. The report must include the following:

1- The title and type of security; 2- The exchange ticker symbol or CUSIP number; 3- number of shares; 4- principal amount of each reportable security; 4- principal amount of each reportable security; 5- the name of the broker, dealer, or bank with or through which any securities are held; 6- the date the access person submits the report.

In addition, the access person will be required to report all political contributions for the prior two years in the Initial securities Holdings Report and to certify in writing that he/she has read, understands and agrees to comply with the Code of Ethics on an annual basis. The CCO is responsible for informing new employees of these policies.

2.1.	Who is an Access Person?

An Access Person is any person supervised by MD Cap;

•	Who has access to nonpublic information regarding any client’s purchase or sale of securities, or information regarding the portfolio holdings of any Reportable Fund (see below); or

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•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

2.2.	What are “Reportable Securities”?

Reportable Securities are all securities as defined in Section 202(a)(18) of the Act, including listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:

•	direct obligations of the United States Government;
•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt instruments including repurchase agreements;
•	shares issued by money market funds
•	mutual funds other than “Reportable Funds” (e.g., unit investment trust )

Reportable Funds include all funds for which MD Cap serves as investment adviser and any fund whose investment adviser controls, is controlled by, or is under common control with, MD Cap.

2.3.	What is a “Direct or Indirect Beneficial Interest”?

A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Reportable Securities.

2.4.	Pre-Approvals

MD Cap requires that each access person obtain pre-approval in writing from the Chief Compliance Officer before they acquire direct or indirect beneficial ownership of any security in an initial public offering or in a limited offering.

3.	Unethical Trading Practices

The following practices are universally regarded as violations of SEC and/or state regulations and are subject to severe penalties if discovered:

3.1.	Front Running/Dumping

Purchasing or selling a security (including a mutual fund) in a personal account before purchasing or selling that security in a client account; OR purchasing or selling with advance knowledge of, and before, corresponding purchases or sales in portfolios of mutual funds owned by clients. In both cases, these involve acting to obtain a more favorable price for a personal account than may be available later.

3.2.	Improper Use of Information

Generally using economic, market or other investment information obtained by virtue of one’s position with the adviser to advance a personal interest. SEE ALSO BELOW: “Misuse of Material Inside Information”.

3.3.	Conditioning (Manipulating) the Market

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Utilizing one’s position or influence with a fund or clients to induce purchases or sales by these persons or entities of thinly traded securities in anticipation of profit from timed personal sales or purchases of these same securities.

3.4.	Inducements

The receipt of inducements or other benefits, including warrants or cash, from sponsors or others in return for selling or recommending certain mutual funds or other securities is strictly forbidden.

4.	Misuse of Material Inside Information

In situations where MD Cap provides research services or securities analyses where it may come into contact with material inside information relating to a company, the firm will review (prior to assignment) the securities holdings and transaction activity of the access person to be assigned to conduct such research or analysis to ensure the access person:

•	Does not currently hold the security in any brokerage account where they have actual or beneficial ownership;
•	Does not have a prior trading history with respect to such security within the last 12 months;
•	Does not have any other discernible conflict of interest which may impair their objectivity with respect to the assignment.

Material Inside Information is information:

•	Not generally available to the public,
•	About which the public has not had a reasonable opportunity to make an investment decision,
•	Communicated in breach of a fiduciary duty owed by access person or person under contract or professional relationship,
•	OR misappropriated from such a person,
•	With “substantial likelihood” that a reasonable investor would consider the information to be important in making investment decision (likely to have a substantial effect on the price of the company’s stock).

Examples of Material Inside Information

•	Special briefing information provided to analysts and other securities professionals by company officials in the course of dealings with the investment community;
•	Plan to change fund manager;
•	Plan to purchase or sell specific securities by fund;
•	Alteration in manager or fund philosophy or strategy;
•	Merger, tender offer, joint venture or other acquisition or similar transaction ;
•	Stock split or stock dividend or other change in dividend practice;
•	Significant earnings change;
•	Litigation;
•	Default in a debt obligation or a missed or changed dividend;
•	Sale or redemption of securities or change in ownership of a significant block of securities; or
•	Change in major product, customer or supplier.

Access persons of MD Cap are absolutely prohibited from involving themselves in any securities transaction undertaken with knowledge of material nonpublic information. The law absolutely requires that an adviser and any access person refrain from any “personal securities transactions” until the material nonpublic information becomes public. Persons who are found to have abused the insider trading rules are subject to severe penalties, including loss of license, fines and damages.

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Should an access person acquire such information they should not share it with any unauthorized person. Do not just stand by and watch someone else do it. Your knowledge amounts to participation and you could be drawn into a serious situation if you know about it and take no action. On a confidential basis, the Chief Compliance Officer will always be able to talk with you and/or the persons involved and can often act to avert trouble before it starts.

Rules and procedures for handling situations involving material nonpublic information are set forth in the Compliance Manual. If in doubt, consult with the Chief Compliance Officer.

5.	Other Conduct

In addition to the “insider trading” rules and reporting personal securities transactions, access person must observe specific substantive restrictions, as follows:

5.1.	“Blackout Periods”

No purchasing of initial public offerings or any other designated security for personal, family or other beneficial accounts during the blackout period specified by MD Cap or otherwise by regulation, without prior written approval of the Chief Compliance Officer.

5.2.	Pending Transactions/Allocations of Investment Opportunities

No personal trades in a security during a pending client “buy” or “sell” order in that security. Investment opportunities must first be offered to clients before the firm or any access person is permitted to participate in the purchase or sale of such security. Furthermore, all trade allocations must be equitably made to clients first (not the firm or its access persons) and must not disadvantage the client to the benefit of the firm or access person under any circumstances.

5.3.	Public Commentary

Care should be taken in writing and publishing newsletters, analyses and other public commentary on markets, funds and other securities not to place the access person or the firm in a situation where a recommendation to buy or sell could be seen as conferring a personal benefit. If in any doubt, check with the Chief Compliance Officer.

5.4.	Gifts, Entertainment and Training Expenses

Non-cash Compensations, Defined: This term encompasses any form of compensation received by the firm or any access person in connection with the sale and distribution of securities that represents cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals, lodging and securities.

De Minimis Gifts. From time to time, MD Cap and or its access persons may receive gifts from third parties. Any gift received that has a value in excess of a de minimis amount should not be accepted. Generally, a gift of less than $100 would be considered de minimis and this would pertain to an annual limit. Each access person is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, access persons are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the access person’s judgment.

Training and Education. Since various products and services are continuously offered, it is particularly important that access persons receive educational opportunities whenever possible. Should access persons attend training or education meetings held by a product sponsor or business partner, any related reimbursement or payment of expenses must be made payable to MD Cap (not the access person individually), unless approved by the CCO. Any such payment or reimbursement must not be

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conditioned by the offer or on the achievement of sales targets or other incentives, such as gathering a specific level of assets.

5.5.	Service on Boards of Directors, etc.

Service as a director or trustee of a public company or entity involved in the investment process should be avoided where “conflict of interest” issues might arise. Persons associated with MD Cap are required to notify the CCO in writing and receive written permission prior to becoming a member of any board or a trustee of any entity.

6.	Review and Further Action

MD Cap takes its responsibilities seriously to review access person’s activities to detect and deter conduct which is, or could become, a violation of this Code of Ethics where applicable. All access persons are required to report any suspected violations of this Code to the Chief Compliance Officer. Access persons should know that they may be asked to explain, informally or otherwise, their conduct or documentation with which they are associated. If further investigation reveals a problem MD Cap may take further action, including placing the individual(s) involved under heightened supervision or restrictions, imposing internal penalties including canceling an improper access person’s securities trade disgorgement of ill-gotten profits or, in extreme cases, suspension or dismissal.

In certain cases the existence of violations may need to be disclosed to the SEC and/or state authorities with the consequent requirement that Form ADV be amended as well as the CRD/IARD registrations on Form U-4 of the individuals involved. Corrective action may, in addition, involve unwinding improper client trades and other remedial action to make the client whole.

7.	Books and Records

MD Cap is required to maintain books and records related to the implementation of this Code of Ethics, in accordance with the provisions of SEC Rule 204-2. The CCO is responsible for maintaining the following:

•	Access persons listings
•	Dated/signed by employee and CCO receipts and acknowledgments of this Compliance Manual
•	Dated/signed by employee and CCO copies of this Code of Ethics and amendments
•	Dated/signed by employee and CCO copies of initial and quarterly holdings/transaction reports
•	Documentation of any investigations, actions and remedies

Any questions regarding this Code of Ethics should be referred to the Chief Compliance Officer.

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